EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13G to which this Agreement is an exhibit (and any further amendment filed by them) with respect to the shares of Common Stock of GigOptix, Inc.

This agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

November 1, 2010

DBSI LIQUIDATING TRUST

By:	/s/ Conrad Myers
Name: Conrad Myers
Title: Trustee

/s/ Conrad Myers
Conrad Myers